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                                 EXHIBIT 10.B


                    PERFORMANCE-BASED INCENTIVE BONUS AWARD

MARK A. SUWYN
1996


      The Compensation Committee of the board of directors of Louisiana-Pacific Corporation ("L-P") has adopted this performance-based incentive bonus award for Mark A. Suwyn, Chairman and Chief Executive Officer of L-P ("Suwyn"), pursuant to the performance-based incentive bonus plan. Subject to approval by stockholders of the terms of the performance goals under the plan, L-P will pay to Suwyn as additional cash compensation the amounts set forth below if the corresponding performance goals are attained by the dates indicated.


Primary Performance Goals

      1. New Directors. A non-employee director identified by Suwyn after March 20, 1995, shall have been added to the board of directors of L-P by December 31, 1996. A person is "identified" by Suwyn if Suwyn makes the initial recommendation that such individual be considered as a candidate for a position.

      2. New Executive Officers. Two new executive officers of L-P identified by Suwyn shall have been elected to office by December 31, 1996. "Executive officer" shall have the same meaning as in Rule 3b-7 of the Securities and Exchange Commission and shall include, without limitation, a director of human resources, a director of quality control, a division general manager, or any vice president having policy-making responsibility for a principal business division, function, or unit.

      3. Strategic Plan. A multi-year, strategic plan for L-P shall have been prepared under the direction of Suwyn and presented to and approved by the board of directors of L-P on or before the regular quarterly meeting of the board of directors in July 1996. A "strategic plan" is a document analyzing broad areas of L-P's business (including product lines, facilities, production and marketing methods, personnel, and financial results), and identifying strategic objectives for management to enhance L-P's performance and value.

      If all three of the above primary performance goals are satisfied by the dates indicated, then L-P will pay Suwyn a bonus of $400,000. If any one or more of such goals is not fully satisfied by the dates indicated, Suwyn will not receive any portion of the $400,000 bonus.


Additional Performance Goals

      1. Siding Settlement. If the proposed settlement of the nationwide siding class action litigation presently pending in the United States District Court for the District of Oregon receives final approval by the court by December 31, 1996 (substantially as proposed), then L-P will pay Suwyn a bonus of $20,000.

      2. EPA Suspension and Debarment. If the Environmental Protection Agency suspension and debarment proceeding (case number 95-0156-00) is finally settled by December 31, 1996, with the result that there is no continuing suspension or debarment with respect to any facilities of L-P, then L-P will pay Suwyn a bonus of $20,000.

      3. TQM Program. If a total quality management ("TQM") program is implemented as described below by December 31, 1996, then L-P will pay Suwyn a bonus of $20,000. A TQM program includes preparation, under Suwyn's direction, of a written plan for quality management and control within L-P based upon TQM principles of continuous improvement of processes, employee involvement, identification of customer needs, and measurement. A TQM program is "implemented" if a written plan is approved by the board of directors of L-P, the plan is communicated to managers of all United States facilities of L-P, together with appropriate direction to begin taking actions contemplated by the plan, and managers at such facilities have commenced taking such actions either through preparation of action plans specific for their respective facilities or communication of the objectives of the TQM plan to appropriate personnel at their respective facilities.

      4. Operating Profit. L-P will pay Suwyn a bonus as described below if L-P is among the highest four members of its peer group ranked by percentage increase in total operating profit for 1996 as compared to 1995. The peer group consists of L-P, Georgia-Pacific, Weyerhaeuser, Boise Cascade, Potlatch, Champion International, and Willamette Industries. Total operating profit is the total of the operating profits of all business segments as publicly reported by each member of the peer group. L-P will pay Suwyn a bonus of $40,000 if L-P ranks first in percentage increase, $30,000 if L-P ranks second, $20,000 if L-P ranks third, and $10,000 if L-P ranks fourth.


Certification of Performance

      No part of the above bonuses will be paid until the Compensation Committee has certified in writing that the relevant performance goals have been attained.




                     Adopted by the Compensation Committee
                                March 20, 1996